UNITED STATES
SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2017

Tengasco, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-15555

Delaware	87-0267438
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6021 S. Syracuse Way, Suite 117, Greenwood Village CO 80111
(Address of principal executive offices, including zip code)

(720) 420-4460
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The rights offering of Tengasco, Inc. to shareholders of record on November 21, 2016 expired pursuant to its terms as of 5:00 PM Eastern time on Thursday, February 2, 2017. The rights offering, described in an amended Registration Statement on Form S-1 deemed effective by the SEC on December 30, 2017 and Prospectus, granted to the holders of the Company’s approximately 6.1 million outstanding shares of common stock a basic right to purchase two shares of common stock at a price of sixty cents per new share for each share held. An oversubscription privilege was offered whereby shareholders who fully exercised their basic rights could additionally subscribe for shares that were offered to but not purchased, also at sixty cents per share.

The Company is working with the subscription agent for the rights offering to finalize the number of shares to be issued pursuant to the offering and certain limitations contained in the terms of the offering. When those calculations are completed, which the Company anticipates will occur by February 9, 2017 the Company will issue a press release announcing the results of the rights offering.

The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2017

TENGASCO, INC.

By:	/s/ Michael J. Rugen
Name:	Michael J. Rugen
Title:	Chief Executive Officer